EXHIBIT 3-1


                                     AMENDED
                     CONSENT OF DIRECTORS AND SHAREHOLDERS

for Amending Certificate of Incorporation to Change Name and Increase Stock, for Appointing Replacement Officers and Directors and Issuing Stock, and for Conversion Option

                            by ENVIROTECH MFG. CORP.
                            (a Delaware Corporation)

The undersigned constitute all of the directors and the holder of a majority of the outstanding voting rights of the Common Shares of ENVIROTECH MFG. CORP., a Delaware Corporation. Waiving Notice of and the holding of a meeting of the Directors and of the Shareholders, and as permitted by the corporation's by-laws and the Delaware General Corporation Law, the undersigned does hereby consent to, adopt, approve, ratify and confirm, the following resolution(s) as and for the act(s) of the corporation.

RESOLVED by the Board of Directors and Shareholders of ENVIROTECH MFG. CORP., a Delaware Corporation, that the corporation hereby approves a name change from ENVIROTECH MFG. CORP. to ALFA UTILITY SERVICES, INC. and an increase of the corporation's authorized common stock from 20,000,000 to 50,000,000 shares effective upon filing of the May 31, 2001 Certificate of Amendment of Certificate of Incorporation for such purposes. A copy of the Consent adopting this Resolution shall be mailed to all shareholders within ten (10) days as provided by law.

RESOLVED by the Board of Directors of ENVIROTECH MFG. CORP. that all of the officers, including President, Secretary, and Treasurer (Edward M. "Ted" Slessor and any other incumbents, if any) are replaced by Joseph Alfano, and

RESOLVED by the shareholders of ENVIROTECH MFG. CORP. that the sole Director Edward M. "Ted" Slessor is replaced by Joseph Alfano and

RESOLVED by the Board of Directors and Shareholders of Envirotech Mfg. Corp. that the foregoing replacements shall be effective at the close of business on May 31, 2001, concurrently upon issuance of 12,000,000 shares of Common Stock to Joseph Alfano, hereby approved, subject to consummation of the increase in authorized shares and a transfer by Assignment of Stock by Joseph Alfano to ENVIROTECH MFG. CORP. contributing all of the outstanding Common shares of ALFA UTILITY SERVICES INC. (a Canadian Corporation) as a consolidated subsidiary of the corporation.

RESOLVED by the Board of Directors and shareholders of Envirotech Mfg. Corp., a Delaware corporation, as follows:

There are reserved and set aside 4,000,000 shares of the corporation's authorized and unissued shares of Common Stock.




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Such shares are issuable from time to time to the extent the corporation receives Class A Preference Share stock certificates endorsed over to, or with Assignments over to, itself or Alfa Utility Services Inc., a Canadian corporation ("Alfa (Canada)"), which is becoming the corporation's subsidiary as described above, plus notices of exercise of the conversion (exchange) rights of the holders of the 1,000 shares of Class A Preference Shares being issued as of the opening of business on June 1, 2001 by Alfa (Canada).

Such issuance and conversion (exchange) option are the subject of, and are described in detail in, two Option Agreements hereby being authorized and entered into by the corporation with both of the shareholders of Ontario Power Contracting Limited, an Ontario corporation ("Ontario Power"), namely Carmine Industries Ltd. And 815748 Ontario Limited, both Ontario corporations. Such conversion option is being granted in conjunction with the Alfa (Canada) acquisition of Ontario Power and a Stock Exchange Agreement hereby authorized and entered into with Alfa (Canada) and the Amended Assignment of all Alfa (Canada) Common Stock to the corporation in consideration for 12,000,000 Common Shares and the Option Agreement.

These Class A Preference Share arrangements were belatedly made because of Canadian capital gains tax law. The conversion option is to allow future simplification of the Alfa (Canada) stock capitalization, primarily to facilitate future stock sale financing and corporate acquisition activities of the corporation.




In witness whereof, I have set my hand and seal effective as of the close of business on May 31, 2001 except as otherwise provided.



/s/ EDWARD M. SLESSOR
---------------------
Edward M. "Ted" Slessor
Sole Director, Majority Shareholder
by Ownership and Proxies

ENCLOSURES

Amended Assignment of Stock


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